EX-99.B-77I(b)

                WADDELL & REED ADVISORS FIXED INCOME FUNDS, INC.

SUB-ITEM 77I(b):  Terms of new or amended securities:

FEES AND EXPENSES--Waddell & Reed Advisors Limited-Term Bond Fund

This table describes the fees and expenses that you may pay if you buy and hold shares of the Fund:

Shareholder Fees                   Class A Class B Class C Class Y
(fees paid directly from           Shares  Shares  Shares  Shares
your investment)                   ------  ------  -----   ------

 Maximum Sales Charge (Load)
  Imposed on Purchases
  (as a percentage
  of offering price)             4.25%   None    None      None

 Maximum Deferred Sales
  Charge (Load)(1)
  (as a percentage of
  lesser of amount invested
  or redemption value)           None(2)  5%      1%      None

Annual Fund Operating
Expenses                         Class A Class B  Class C   Class Y
  (expenses that are             Shares  Shares   Shares    Shares
  deducted from Fund assets)     ------  ------   ------    ------

 Management Fees(3)              0.50%   0.50%   0.50%     0.50%
 Distribution and
  Service (12b-1) Fees           0.25%   1.00%   1.00%     None
 Other Expenses                  0.41%   0.57%   0.57%     0.42%
 Total Annual Fund
  Operating Expenses             1.16%   2.07%   2.07%     0.92%

(1) The contingent deferred sales charge (CDSC) which is imposed on the lesser of amount invested or redemption value of Class B shares, declines from 5% for redemptions made within the first year of purchase, to 4% for redemptions made within the second year, to 3% for redemptions made within the third and fourth years, to 2% for redemptions made within the fifth year, to 1% for redemptions made within the sixth year and to 0% for redemptions made after the sixth year. For Class C shares, a 1% CDSC applies to the lesser of amount invested or redemption value of Class C shares redeemed within twelve months after purchase. Solely for purposes of determining the number of months or years from the time of any payment for the purchase of shares, all payments during a month are totaled and deemed to have been made on the first day of the month.

(2) A 1% CDSC may be imposed on purchases of $2 million or more of Class A shares that are redeemed within twelve months of purchase.

(3) The expenses shown for Management Fees reflect the maximum annual fee payable; however, WRIMCO has voluntarily agreed to waive its investment management fee on any day if the Fund's net assets are less than $25 million, subject to WRIMCO's right to change or terminate this waiver.

Class A shares are subject to an initial sales charge when you buy them, based on the amount of your investment, according to the table below. Class A shares pay an annual 12b-1 fee of up to 0.25% of average Class A net assets. The ongoing expenses of this class are lower than those for Class B or Class C shares and typically higher than those for Class Y shares.

                                                         Sales
                                          Sales         Charge
                                          Charge           as
                                            as        Approximate
                                         Percent        Percent
                                            of             of
Size of                                  Offering        Amount
Purchase                                  Price        Invested
--------                                 --------       -------
Under $100,000                            4.25%          4.44%

$100,000 to less than $300,000            3.25           3.36

$300,000 to less than $500,000            2.50           2.56

$500,000 to less than $1,000,000          1.50           1.52

$1,000,000 to less than $2,000,000        1.00           1.01

$2,000,000 and over                       0.00(1)        0.00(1)

(1) No sales charge is payable at the time of purchase on investments of $2 million or more, although for such investments the Fund may impose a CDSC of 1.00% on certain redemptions made within twelve months of the purchase. The CDSC is assessed on an amount equal to the lesser of the then current market value or the cost of the shares being redeemed. Accordingly, no sales charge is imposed on increases in net asset value above the initial purchase price.